EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of Magic Software Enterprises Ltd. of our report dated January 30, 2013, with respect to the financial statements of Magic Software Enterprises UK Limited as of December 31, 2012 which report appears in the Annual Report on Form 20-F of Magic Software Enterprises Ltd. for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Yours sincerely,

LEVY COHEN & CO.

/s/Levy Cohen & Co.

Registered Auditors and

Certified Public Accountants

December 17, 2013